Exhibit 99.1
            TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
            -------------------------------------------------
                    CONSOLIDATED STATEMENTS OF INCOME
                    ---------------------------------
                                Unaudited
                                ---------
                                              Twelve Months Ended
                                          --------------------------
                                                   June 30,
                                          --------------------------
                                              1995            1994
                                          ------------    ----------
                            (Dollars in thousands, except per share amounts) OPERATING REVENUES
      Cellular telephone                  $    402,386    $ 269,180
      Telephone                                337,404      279,264
      Radio paging                             100,699       84,033
                                          ------------    ----------
         Total operating revenues              840,489      632,477
                                          ------------    ----------
    OPERATING EXPENSES
      Cellular telephone                       370,604      270,497
      Telephone                                243,266      195,324
      Radio paging                             106,125       81,765
                                          ------------    ----------
         Total operating expenses              719,995      547,586
                                          ------------    ----------
    OPERATING INCOME                           120,494       84,891
                                          ------------    ----------
    INVESTMENT AND OTHER INCOME
      Interest and dividend income              11,913        9,040
      Minority share of income                 (17,602)      (4,082)
      Cellular investment income,
         net of license cost amortization       33,100       20,456
      Gain on sale of cellular interests
         and other investments                  43,831        4,851
      Other income, net                         (2,941)      (1,042)
                                          ------------    ----------
                                                68,301       29,223
                                          ------------    ----------
    INCOME BEFORE INTEREST AND
      INCOME TAXES                             188,795      114,114
    Interest expense                            49,628       38,076
                                          ------------    ----------
    INCOME BEFORE INCOME TAXES                 139,167       76,038
    Income tax expense                          57,394       33,368
                                          ------------    ----------
    NET INCOME BEFORE CUMULATIVE EFFECT
      OF ACCOUNTING CHANGES                     81,773       42,670
    Cumulative effect of accounting changes                    (723)
                                          ------------    ----------
    NET INCOME                                  81,773       41,947
    Preferred Dividend Requirement              (1,797)      (2,307)
                                          ------------    ----------
    NET INCOME AVAILABLE TO COMMON        $     79,976    $  39,640
                                          ============    ==========

    WEIGHTED AVERAGE COMMON SHARES (000s)       56,588       50,988
    EARNINGS PER COMMON SHARE:
      Before cumulative effect of
         accounting changes               $       1.41    $     .79
      Cumulative effect of
         accounting changes                                    (.01)
                                          ------------    ----------
      Net Income                          $       1.41    $     .78
                                          ============    ==========

    DIVIDENDS PER COMMON AND SERIES A
      COMMON SHARE                        $        .37    $     .35
                                          ============    ==========
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